Exhibit 99.1
Natural Gas Services Group, Inc. Announces
Justin Jacobs as Chief Executive Officer

Midland, Texas, February 1, 2024 (GLOBE NEWSWIRE) – Natural Gas Services Group, Inc. (NYSE: NGS), a leading provider of gas compression equipment, technology, and services to the energy industry, announced today the appointment of Justin Jacobs as Chief Executive Officer of NGS, effective February 12, 2024.

The appointment concludes an extensive and thorough search process undertaken by the Board of Directors over the past year. Stephen Taylor, who serves as Interim Chief Executive Officer, will remain Chairman of Board of NGS and will provide transition services for 6 months as per his retirement agreement.

“We are delighted to have Justin take an executive role at this important point in NGS’s history,” Mr. Taylor said. “In working with him for several years as an engaged shareholder in the company and then working very closely with him in his time as a director, I’m confident his expertise will help drive the continued upward trajectory of our performance. As one of the company’s largest shareholders, I am excited about the future of NGS.”

“NGS is a great company that has grown significantly over the past year with a huge opportunity ahead, particularly considering the company’s strong competitive position and industry tailwinds,” noted Mr. Jacobs. “Throughout my career, I have worked with companies as an investor, operator, and director to drive returns for shareholders. I look forward to working closely with Steve during his transition, NGS’s President and COO, Brian Tucker, and the outstanding operating team at the company. I believe the future for NGS is bright.”

Mr. Jacobs joins NGS from Mill Road Capital, an investment firm focused on investing in, and partnering with, small publicly traded companies in the U.S. and Canada. He was a Managing Director at Mill Road, a member of the management committee, and responsible for overseeing and managing the Firm’s governance investments. Mr. Jacobs joined the firm in 2005, prior to the formation of the first fund. He previously worked at LiveWire Capital, an investment and management group focused on operationally intensive buyouts. In addition to leading and executing investment opportunities, Mr. Jacobs held operational positions in numerous portfolio companies, including interim Chief Operating Officer. Prior to LiveWire, Mr. Jacobs was an investment professional in the private equity group at Blackstone, where he worked on transactions in a range of industries including oil refining. In addition to sitting on the Board of NGS, Mr. Jacobs is or has been a director for five public companies as well as numerous private for profit and not for profit boards.

About Natural Gas Services Group, Inc. (NGS)

NGS is a leading provider of gas compression equipment, technology, and services to the energy industry. The Company manufactures, fabricates, rents, sells, and maintains natural gas compressors for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with fabrication facilities located in Tulsa, Oklahoma, and Midland, Texas, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Statements
This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that do not relate strictly to historical or current facts, including those relating to expectations regarding the Company's CEO hiring, are forward-looking and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed in such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

For Additional Information:
Anna Delgado-Investor Relations
(432) 262-2700
ir@ngsgi.com
www.ngsgi.com